AMERCO

Offer to Exchange

Registered 9.0% Second Lien Senior Secured Notes due 2009

for Any and All Outstanding Unregistered
9.0% Second Lien Senior Secured Notes due 2009

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON                     , 2004, UNLESS EXTENDED. TENDERS OF 9.0% SECOND LIEN SENIOR SECURED NOTES DUE 2009 MAY ONLY BE WITHDRAWN UNDER THE CIRCUMSTANCES DESCRIBED IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

      We have been appointed by AMERCO, a Nevada corporation (the “Company”), to act as the Exchange Agent in connection with the offer (the “Exchange Offer”) of the Company to exchange $1 principal amount of its registered 9.0% Second Lien Senior Secured Notes due 2009 (the “Exchange Notes”) for each $1 principal amount of its unregistered 9.0% Second Lien Senior Secured Notes due 2009 (the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Prospectus dated November 6, 2003 (the “Prospectus”) and in the related Letter of Transmittal and the instructions thereto (the “Letter of Transmittal”).

      Enclosed herewith are copies of the following documents:

1. The Prospectus;

2. The Letter of Transmittal for your use and for the information of clients, together with guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

3. Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Notes and all other required documents cannot be delivered to the Exchange Agent on or prior to the Expiration Date (as defined);

4. A form of letter which may be sent to your clients for whose account you hold the Notes in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5. A return envelope addressed to the Exchange Agent.

      PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON                     , 2004 (THE “EXPIRATION DATE”), UNLESS EXTENDED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

      The Company will not pay any fees or commission to any broker or dealer or other person (other than to the Exchange Agent) for soliciting tenders of the Notes pursuant to the Exchange Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

      Additional copies of the enclosed materials may be obtained by contacting the Exchange Agent as provided in the enclosed Letter of Transmittal.

Very truly yours,

Wells Fargo Bank, Minnesota, NA

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER NOT CONTAINED IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.